N-SAR Item 77Q(3) Exhibit
Because the electronic format of
filing Form N-SAR does not provide
adequate space for responding to Items
72DD, 73A, 74U and 74V correctly, the correct answers are as follows:
Evergreen International Bond Fund

		72DD	73A		74U        	74V
		Dollar	Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	1,513,127	0.35		5,457,265	12.07
Class B	206,956	        0.31		856,133	        12.08
Class C	532,477	        0.31		1,954,530	12.06
Class I	33,222,792	0.37		90,195,086	12.06
Class IS184,818	        0.35		532,470	        12.08